*****CONFIDENTIAL*****

CONCEPTS DIRECT, INC.
1998 INCENTIVE COMPENSATION PLAN
Effective January 1, 1998

The primary financial objective of Concepts Direct, Inc., is to maximize the value of the Company for shareholders. A key element - probably the key element - of achieving this objective is significant, steady profit improvement.

Concepts Direct wants to increase profits steadily and significantly. Encouraging our staff to achieve these goals every quarter is the purpose of this 1998 Incentive Compensation Plan.

For purposes of making the final calculations of amounts due under the plan set forth herein, Average Shareholders' Equity will be determined by the external auditors in the course of audits. For illustration herein $20,500,000 is used.

Return on average equity (ROAE) is calculated by averaging the Shareholders' Equity from each of the four quarterly financial statements, and dividing the result into after-tax net profit at the end of the year. Bonuses earned in 1997 will reduce the Company's net income before calculation of the ROAE bonus. "Net Profit" as used herein means Net Income after bonuses and taxes excluding any tax-effected gain on the sale of capital assets of the Company. "EPS" as used herein will also be adjusted to exclude tax-effected gain on the sale of capital assets of the Company.

It is the goal of the Company for Earnings per share (EPS) to be higher every quarter than they have ever been during that calendar quarter. The quarterly incentive compensation plan is established with this goal in mind. EPS calculations will be made based on "Diluted EPS" as defined by FASB.

In order to participate in the Incentive Compensation Plan, a person must be an employee on both the first business day and the last calendar day of period covered. For the annual incentive bonus, the participant must be an employee on both the first working day in January and December 31, 1998. A person joining the plan later in January, for example, would not be eligible for the annual incentive bonus, nor the first quarter bonus. If they are an employee on the first day and the last day of each of the remaining three quarters, though, they will be eligible for any incentive bonuses earned for those quarters.

Persons who voluntarily leave the employ of the company will not receive any incentive compensation which is payable but as yet unpaid on the date of their termination of employment. Persons who are terminated involuntarily will be paid any amount they would have received for a period which was complete prior to their termination.

All incentive compensation payable under this plan shall be paid in full within 120 days after the close of the applicable period, with the specific date to be set by the Chief Financial Officer. For purposes of computing annual or quarterly bonuses, "Base Salary" is defined as actual number of base payroll dollars (gross -- before deductions) but excluding previously paid quarterly and/or annual bonuses the employee has received during the period. This means that if for any reason there is an adjustment in salary during the period the amount to which the incentive compensation percentage will be applied is the sum, as described above, that the employee has received during the period. In other words, if we were to make up a W-2 for the quarter, what would it show? For purposes of computing annual bonuses, "Base Salary" is defined as W-2 earnings before 401-K deductions and excluding previously paid quarterly and/or annual bonuses and other non-salary items, such as reimbursement for relocation expense.

Quarterly bonuses will only be paid if the Company is profitable on a year-to-date basis. For example, if the Company makes money during the second quarter of 1998, but lost a greater amount of money during the first quarter (thus leaving the Company in a loss status on a year to date basis), no second quarter bonus will be paid.

Staff members not named in the plan are not participants in the plan.

Participation in the Incentive Compensation Plan does not constitute a guarantee of employment, either in a position covered by the plan, or with the Company, for any fixed period of time. It is not an employment contract of any kind, nor a forward commitment on the part of the company for compensation" of any nature, in any amount, or for any fixed period of time.

The 1998 Incentive Compensation Plan is the only plan under which payments in addition to salary, can be made to the named individuals. Any other benefit or compensation plans or payment desired or determined necessary for other employees must be submitted in writing to Personnel for consideration and may be implemented only after approval by the CEO.


The Company reserves the right to promote, demote, reassign or terminate the employment of any person under this plan in the same manner as if the person were not under the plan. The Company will distribute a copy of the plan to each eligible employee. At the same time, a cover memo will be distributed containing an affirmation stating that the employee has read, understands and agrees to abide by the regulations of the Incentive Compensation Plan. The employee must sign and return a copy of the memo to participate in the Incentive Compensation Plan.

The Company reserves the right to discontinue or revise the Incentive Compensation Plan and/or its regulations and eligibility requirements at any time.

Occasionally, the Finance Department may make erroneous payments to a employees under the Incentive Compensation Plan. If this occurs, the employee receiving the payment is responsible for notifying Finance that an error has occurred. After discovery of the error, Finance will correct their prior action by deducting the appropriate amount from subsequent payments to the employee on a basis to be determined by the CFO.

Employees should be aware that the purpose of the Board of Directors in establishing this incentive compensation plan is to reward achievement of profit milestones which surpass previous company performance. Accordingly, it should be anticipated that future incentive compensation plans, if adopted, will most likely require increased profitability for bonuses to be paid.

1. Base Monthly Salaries:
                                                   Actual at  Proposed
Name             Department    Job Title    Plan     12/1/97      1998

Frank Marcus     Finance       CFO             A      $8,125    $8,550
Phil Wiland      Executive     Chairman        A     $16,500   $17,325
Mike Wolfe       Executive     President       A     $14,750   $15,500

(In the original document the names, salaries and plan level of tbe non-executive officers and the senior management are listed)

The incentive compensation plan is divided into Plans A, B and C. The participants of these plans are " defined as follows:

1. The Participants of Plan A consist of all officers of the Company with the following titles:

Chairman
President
Vice President
Chief Financial Officer
Controller

2. The participants of Plans B and C are full-time personnel who hold positions with the company specifically named above and are recommended by the CEO because of excellent performance, critical role, etc., and are approved by the Board of Directors. Not all persons in a job title will necessarily be selected for participation.

2. Annual Bonus Based on Companywide Return on Average Equity (ROAE) for
1998.

                                 PLAN A    PLAN B   PLAN C      TOTAL
                     THRESHOLD  BONUS AS BONUS AS  BONUS AS    ANNUAL
ROAE                NET PROFIT % OF BASE % OF BASE % OF BASE  BONUSES

100.00%		up         20,500,000    60.0%    20.00%    8.00%    875,212
85.00%  to  99.99%  17,425,000    58.0%    19.75%    7.80%    849,289
75.00%  to  84.99%  15,375,000    56.0%    19.50%    7.60%    823,366
65.00%  to  74.99%  13,325,000    54.0%    19.00%    7.40%    795,854
55.00%  to  64.99%  11,275,000    52.0%    18.50%    7.20%    768,342
45.00%  to  54.99%   9,225,000    50.0%    18.00%    7.00%    740,830
35.00%  to  44.99%   7,175,000    45.0%    16.00%    6.00%    662,767
25.00%  to  34.99%   5,125,000    35.0%    12.00%    4.50%    511,155
21.00%  to  24.99%   4,305,000    25.0%     8.00%    3.00%    359,543
16.00%  to  20.99%   3,280,000    15.0%     5.00%    2.00%    218,803
12.00%  to  15.99%   2,460,000     5.0%     2.00%    0.00%     69,037
8.00%   to  11.99%   1,640,000     2.0%     0.50%    0.00%     25,707
BELOW 8%     0.00%                 0.0%     0.00%    0.00%          0


3.  Quarterly Bonus Based on Diluted EPS as defined by FASB:
                                   Plan A       Plan B       Plan C
EPS this Qtr. vs. Prior       Qtrly Bonus  Qtrly Bonus  Qtrly Bonus  Annual
Record Same Qtr.                  As % of      As % of      As % of   Group
                              Annual Base  Annual Base  Annual Base   Total

EPS 300% or More of Prior Record			25.0%       		6.25%    	2.00%	 1,357,561
EPS 250% - 299% of Prior Record    24.0%         6.00%     1.90%  1,302,536
EPS 225% - 249% of Prior Record    23.0%         5.50%     1.80%  1,241,153
EPS 200% - 224% of Prior Record    22.0%         5.25%     1.70%  1,186,129
EPS 176% - 199% of Prior Record    18.0%         5.00%     1.60%    995,937
EPS 150% - 175% of Prior Record	   14.0%         4.50%     1.50%    799,387
EPS 140% - 149% of Prior Record    12.0%         3.50%     1.20%    673,011
EPS 130% - 139% of Prior Record    10.0%         3.00%     0.90%    559,352
EPS 121% -129% of Prior Record      8.0%         2.25%     0.75%    444,749
EPS 115% - 120% of Prior Record     6.0%         2.00%     0.60%    342,864
EPS 101% -114% of Prior Record      4.0%         1.40%     0.40%    230,272
EPS 90% - 100% of Prior Record      2.3%         0.80%     0.25%    133,001
EPS 80% - 89% of Prior Record       2.0%         0.70%     0.20%    115,136
EPS 60% - 79% of Prior Record       1.7%         0.60%     0.15%     97,143
EPS 40% - 59% of Prior Record       1.0%         0.35%     0.00%     53,958
EPS 10% - 39% of Prior Record       0.3%         0.10%     0.00%     13,807
EPS Less than 10% of Prior Record   0.0%         0.00%     0.00%          0

The following are the record earnings per share and the years in which each was set; 1st QTR: $.15 (1997); 2nd Qtr: $.08 (1997):
3rd Qtr: $.09 (1994); 4th Qtr: $.38 (1996). (Note: a new fourth quarter record may be set in 1997.)

4.  Additional Annual Bonus for Phillip A. Wiland and J. Michael Wolfe Only:

If all of the following objectives are achieved in 1998, Phillip A. Wiland and J. Michael Wolfe will each receive an additional bonus equal to 50% of their 1998 base salary:

a. Revenues in 1998 exceed $110,000,000; and
b. EPS in 1998 exceeds $1.50; and
c. Market Capitalization of the Company's stock at December 31, 1998 exceeds $125,000,000.

(The original document includes certain estimates of amounts to be paid for all plan participants, including the three executive officers, if certain levels of financial perfomance are achieved.)